                                     LOGO
                            VWR Scientific Products

Dear Shareholder:

  You are cordially invited to attend the VWR Scientific Products Corporation Annual Meeting of Shareholders to be held at the Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, Pennsylvania, on May 1, 1998, at 11:00 am. At the Meeting, we will report on the operations of the Corporation and respond to any questions you may have.

  Your Board of Directors recommends that you vote to re-elect four Directors whose terms of office will expire this year, approve the proposed amendment to the Company's Articles of Incorporation to increase the Company's authorized Common and Preferred Shares, and ratify the selection of Ernst & Young LLP as our independent auditors. These matters are described more fully in the formal notice of annual meeting and proxy statement which appear on the following pages.

  YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Meeting, it is important that your shares be represented. Therefore, I urge you to sign, date, and promptly return the accompanying proxy in the enclosed postage-paid envelope. If you attend the Meeting, you will, of course, have the privilege of voting in person.

  I look forward to greeting you personally; and on behalf of the Board of Directors and management of the Corporation, I would like to express our appreciation for your interest in VWR Scientific Products Corporation.

                                          Sincerely,

                                                   /s/ Jerrold B. Harris
                                                                           LOGO
                                                     JERROLD B. HARRIS
                                               President and Chief Executive
                                                          Officer

West Chester, Pennsylvania

April 1, 1998

                      VWR SCIENTIFIC PRODUCTS CORPORATION

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

TO THE SHAREHOLDERS:

  The Annual Meeting of Shareholders of VWR Scientific Products Corporation will be held at the Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, Pennsylvania, on May 1, 1998, at 11:00 a.m. for the following purposes:

  1. To elect four Directors.

  2. To amend the Company's Articles of Incorporation to increase the total number of Common Shares which the Corporation shall have authority to issue to 120,000,000, par value $1.00 per share, and increase the number of Preferred Shares the Corporation shall have authority to issue to 25,000,000, par value $1.00 per share.

  3. To ratify the selection of Ernst & Young LLP as independent auditors for the year ending December 31, 1998.

  4. To transact such other business as may properly come before the Meeting.

  Only shareholders of record at the close of business on March 16, 1998 are entitled to notice of, and to vote at, this meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          LOGO
                                                   /s/ David M. Bronson

                                                     DAVID M. BRONSON
                                               Senior Vice President Finance
                                                  Chief Financial Officer
                                                  and Corporate Secretary

West Chester, Pennsylvania

April 1, 1998

EACH SHAREHOLDER IS URGED TO SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                      VWR SCIENTIFIC PRODUCTS CORPORATION

                               CORPORATE OFFICES
                              1310 GOSHEN PARKWAY
                       WEST CHESTER, PENNSYLVANIA 19380

                               ----------------

   PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 1, 1998

                               ----------------

  This proxy statement and accompanying proxy, which are being mailed to shareholders on or about April 1, 1998, are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of VWR Scientific Products Corporation (the "Corporation," "Company" or "VWR") to be voted at the Annual Meeting of Shareholders of the Corporation to be held at 11:00 a.m. on May 1, 1998 at the Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, Pennsylvania, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shareholders who execute proxies retain the right to revoke them at any time before they are voted. A proxy may be revoked by written notice to the Secretary of the Corporation at 1310 Goshen Parkway, West Chester, Pennsylvania 19380; by submission of a proxy with a later date; or by a request in person to return the executed proxy.

  The Company has engaged Corporate Investor Communications, Inc. to assist in the solicitation of proxies for a fee of approximately $4,000. The cost of solicitation of proxies is to be borne by the Corporation.

  Shareholders of record at the close of business on March 16, 1998, will be entitled to vote at the meeting. On March 16, 1998, there were 28,668,297 Common Shares outstanding.

  Each Common Share is entitled to one vote on all matters to come before the Annual Meeting, except that, because of the existence of a "40% Shareholder" (as defined in VWR's Articles of Incorporation) as discussed below in this proxy statement, shareholders have the right to cumulate their votes in the election of Directors. This means that shareholders may multiply the number of votes to which they are entitled by the number of Directors to be elected, and the whole number of such votes may be cast for one nominee or distributed among any two or more nominees. If you wish to cumulate your votes in this manner, you must clearly indicate on your proxy card your desire to cumulate and the number of votes you wish to cast for each nominee.

  In the election of Directors, assuming a quorum is present, the four nominees receiving the highest number of votes cast at the Meeting will be elected Directors. Approval of the amendment to the Company's Articles of Incorporation to increase the authorized Common Shares to 120,000,000 and increase the authorized Preferred Shares to 25,000,000, and ratification of the selection of Ernst & Young LLP as independent auditors, require the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. If a proxy is marked as "withhold authority" or "abstain" on any matter, or if specific instructions are given that no vote be cast on any specific matter (a "specified non-vote"), the shares represented by such proxy will not be voted on such matter. Accordingly, abstentions and specified non-votes will have no effect on the vote for election of Directors, amendment to the Articles of Incorporation or ratification of Ernst & Young LLP as independent auditors.

                             ELECTION OF DIRECTORS

  Your Corporation has a classified Board of eleven Directors. Directors are elected for terms of three years in two classes of four and one class of three. This year, Messrs. Jerrold B. Harris, Donald P. Nielsen, Dr. Harald J. Schroder, and Walter W. Zywottek, all of whom are current Directors, have been nominated to be re-elected for a term which expires in 2001.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF, AND UNLESS YOU INDICATE OTHERWISE, YOUR SIGNED PROXY WILL BE VOTED FOR THE ELECTION OF THESE NOMINEES (IN EQUAL AMOUNTS OR CUMULATIVELY AS THE PERSONS VOTING THE PROXIES MAY DETERMINE). The Board of Directors expects that each of the nominees will be available for election; but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated to fill any such vacancy by the Board of Directors of the Corporation.

  Merck KGaA, Darmstadt, Germany, through its affiliates EM Laboratories, Incorporated ("EML") and Merck Labor GmbH, is the beneficial owner of 49.89% of the Company's issued and outstanding Common Shares as of March 16, 1998. An affiliate of EML holds a $135 million subordinated debenture of the Company. EML and its direct parent, EM Industries, Incorporated ("EMI") are parties to a Standstill Agreement with the Company, pursuant to which EML and EMI agreed that they and their affiliates would not, subject to certain specified exceptions, prior to April 13, 1999, increase their beneficial ownership of the Company's Common Shares above 49.89% without prior consent of the Company.

  Pursuant to the Standstill Agreement, VWR is required annually to cause representatives of EML to be nominated for election to the Board so as to provide EML with Board representation, rounded down to the next whole number, which is commensurate with the proportion of Common Shares of VWR owned by EML and its affiliates. EML is also entitled to be represented on any committee of the Board. Five members of VWR's current Board, which consists of eleven Directors, are representatives of EML. Two of the nominees for election at the Annual Meeting, Walter W. Zywottek and Dr. Harald J. Schroder are designees of EML. Of the Directors whose terms will continue after the Annual Meeting, Wolfgang Honn, Stephen J. Kunst, Esq., and Dieter Janssen are serving as designees of EML. THE STANDSTILL AGREEMENT OBLIGATES EML TO VOTE ITS COMMON SHARES FOR THE ELECTION OF ITS DESIGNATED NOMINEES AND FOR THE ELECTION OF THOSE PERSONS NOMINATED BY VWR'S DIRECTORS WHO ARE NOT AFFILIATED WITH EML.

  During 1997, in the ordinary course of VWR's business, VWR purchased $40.7 million of inventory from affiliates of Merck KGaA. Merck KGaA and its affiliates manufacture and distribute pharmaceutical, laboratory, and chemical products.

NOMINEES FOR ELECTION


  JERROLD B. HARRIS--Mr. Harris, 55, was elected President and Chief Executive Officer of VWR effective March 1, 1990. He is a Director of the Provident Institutional Funds, Institutional Money Market Fund. Mr. Harris has been a Director of the Corporation since 1988.

  DONALD P. NIELSEN--Mr. Nielsen, 59, retired, was founder, President, Chief Executive Officer, and Chairman of Hazleton Corporation, a biological and chemical research and testing company, headquartered in Herndon, Virginia. Mr. Nielsen has been a Director of the Corporation since 1988.

  DR. HARALD J. SCHRODER--Dr. Schroder, 59, has been a Partner and member of the Executive Board of Merck KGaA since 1990 and is currently serving as Vice Chairman of the Executive Board. Dr. Schroder has been a Director of the Corporation since 1995.

  WALTER W. ZYWOTTEK--Mr. Zywottek, 50, is President and Chief Executive Officer of EMI and EML. He also serves as North American Regional Manager of Merck AG and is a Director of Dey

Laboratories, Inc., both of which are affiliates of Merck KGaA. Since 1991, Mr. Zywottek has served as Director and General Manager of the Pigments and Cosmetics Division of Merck KGaA. Mr. Zywottek has been a Director of the Corporation since 1995.

CONTINUING DIRECTORS--TERM EXPIRES IN 1999


  JAMES W. BERNARD--Mr. Bernard, 60, retired, was President and Chief Executive Officer of Univar Corporation, a distributor of industrial chemicals, from 1986 to October 1995. Mr. Bernard has been a Director of the Corporation since 1988.

  RICHARD E. ENGEBRECHT--Mr. Engebrecht, 71, is Chairman of the Board of PrimeSource Corporation ("PrimeSource"), a distributor of graphic arts equipment and supplies. He was Chairman of the Board of Momentum Corporation ("Momentum"), a distributor of photographic and graphic arts equipment and supplies from January 1, 1993 until it merged with PrimeSource on September 1, 1994. He is a Director of PENWEST, Ltd. ("PENWEST"), a manufacturer of specialty carbohydrate chemicals and flavor and food additive products, and SeaMED Corporation, a manufacturer of medical instruments. Mr. Engebrecht has been a Director of the Corporation since 1986.

  DIETER JANSSEN--Mr. Janssen, 55, is Group Vice President--Finance and Chief Financial Officer of EMI. Since 1994, Mr. Janssen has been the Divisional Manager of Purchasing and Controlling for MEPRO, an affiliate of Merck KGaA. From 1988 to 1994, Mr. Janssen was Chief Financial Officer of Merck S.A., Caracas, Venezuela, an affiliate of Merck KGaA. Mr. Janssen has been a Director of the Corporation since 1996.

  STEPHEN J. KUNST, ESQ.--Mr. Kunst, 49, is Vice President and, since 1995, has been General Counsel of EMI and a Director of EMI and EML. From 1989 through 1995, Mr. Kunst served as Vice President--Administrative Services of EMI. Mr. Kunst has been a Director of the Corporation since 1995.

CONTINUING DIRECTORS--TERM EXPIRES IN 2000


  WOLFGANG HONN--Mr. Honn, 60, is a Partner and, since 1981, has been a member of the Executive Board of Merck KGaA. Mr. Honn has been a Director of the Corporation since 1995.

  EDWARD A. MCGRATH, JR.--Mr. McGrath, 67, has been Chairman of the Board of the Corporation since November 1996. He was President, Chief Executive Officer and Chairman of Graybar Electric Company, Inc., an electrical distributor, from 1989 to July 1995. Mr. McGrath has been a Director of the Corporation since 1992.

  N. STEWART ROGERS--Mr. Rogers, 68, has been Chairman of the Board of Directors of PENWEST since February 1990. He is a Director of Fluke Corporation, a manufacturer of electronic testing tools; U.S. Bancorporation, a bank holding company; Penford Corporation, a manufacturer of carbohydrate-based specialty chemicals; and Royal Pakhoed NV, a logistics and distribution company. Mr. Rogers has been a Director of the Corporation since 1986.

        OWNERSHIP OF VWR SCIENTIFIC PRODUCTS CORPORATION COMMON SHARES

                                      AMOUNT AND NATURE OF
                                           BENEFICIAL
                                          OWNERSHIP OF           PERCENT OF
                                          COMMON SHARES         CLASS AS OF
DIRECTORS                           AS OF JANUARY 31, 1998(1) JANUARY 31, 1998
---------                           ------------------------- ----------------
NOMINEES FOR ELECTION
  Jerrold B. Harris                           390,451(2)            1.26%
  Donald P. Nielsen                            23,158                  *
  Dr. Harald J. Schroder                          -- (3)             --
  Walter W. Zywottek                              -- (3)             --
CONTINUING DIRECTORS--TERM EXPIRES
 IN 1999
  James W. Bernard                             90,718(4)               *
  Richard E. Engebrecht                       110,640                  *
  Dieter Janssen                                  -- (3)             --
  Stephen J. Kunst, Esq.                          -- (3)             --
CONTINUING DIRECTORS--TERM EXPIRES
 IN 2000
  Wolfgang Honn                                   -- (3)             --
  Edward A. McGrath, Jr.                        6,078                  *
  N. Stewart Rogers                           336,031(5)            1.09%
CERTAIN EXECUTIVE OFFICERS
--------------------------
  Paul J. Nowak                                74,284(6)               *
  David M. Bronson                             51,684(7)               *
  David S. Barth                               52,406(8)               *
  Hal G. Nichter                               58,777(9)               *
  Directors and Executive Officers
   as a group
   (18 persons)                             1,313,215(10)           4.24%
CERTAIN BENEFICIAL OWNERS
-------------------------
  Merck KGaA                               15,438,274(11)          49.89%
  Darmstadt, Germany

--------
  *Less than one percent
 (1) Except as otherwise indicated, beneficial ownership represents sole voting and sole investment power with respect to $1.00 par value Common Shares, the Corporation's only outstanding class of stock.
 (2) Includes 154,170 shares which Mr. Harris had the right to acquire within 60 days of January 31, 1998 through the exercise of options. Also includes 23,075 shares held under the Company's benefit plans and 29,796 shares of restricted stock for which beneficial ownership is based upon sole voting power.
 (3) Excludes Common Shares owned by Merck KGaA, as to which the named director disclaims beneficial ownership.
 (4) Mr. Bernard disclaims any beneficial interest in 40,500 shares (included in the amounts shown in the above table) owned by his spouse.
 (5) Mr. N. Stewart Rogers is a trustee of a trust for grandchildren which holds 4,000 shares (included in the amounts shown in the above table).
 (6) Includes 66,522 shares which Mr. Nowak had the right to acquire within 60 days of January 31, 1998 through the exercise of options. Also includes 7,456 shares held under the Company's benefit plans for which beneficial ownership is based upon sole voting power.
 (7) Includes 50,000 shares which Mr. Bronson had the right to acquire within 60 days of January 31, 1998 through the exercise of options. Also includes 1,184 shares Mr. Bronson held under the Company's benefit plans for which beneficial ownership is based upon sole voting power.

 (8) Includes 50,000 shares which Mr. Barth had the right to acquire within 60 days of January 31, 1998 through the exercise of options. Also includes 1,456 shares Mr. Barth held under the Company's benefit plans for which beneficial ownership is based upon sole voting power.
 (9) Includes 49,000 shares which Mr. Nichter had the right to acquire within 60 days of January 31, 1998 through the exercise of options. Also includes 7,947 shares held under the Company's benefit plans for which beneficial ownership is based upon sole voting power.
(10) Includes 469,692 shares which certain executive officers had the right to acquire within 60 days of January 31, 1998 through the exercise of options. Members of the group shared voting and/or investment power with other persons as to 4,000 of such shares.
(11) Ownership of Common Shares includes shares held by EM Laboratories, Incorporated and Merck Labor GmbH, affiliates of Merck KGaA. Includes 1,176,448 shares Merck KGaA has the right to acquire in the event employee stock options are exercised. Pursuant to the Standstill Agreement, EML and its affiliates have the right to maintain a 49.89% interest in the event VWR issues additional shares.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1984, as amended, requires the Company's Directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that all parties subject to
Section 16(a) complied with the filing requirements during the year ended December 31, 1997 with the following exceptions: EM Laboratories, Inc., an affiliate of Merck KGaA, reported one acquisition of stock late on a subsequently filed Form 4; Merck Labor GmbH, an affiliate of Merck KGaA, filed Form 3 late.

                 FEES TO DIRECTORS AND COMMITTEES OF THE BOARD

  Each Non-employee Director receives for services an annual retainer of $10,000, fees of $1,000 for attendance at each Board of Directors meeting ($2,500 if the meeting is held outside a Director's state of residence), fees of $500 for attendance at each Board Committee meeting, and reimbursement of travel expenses in connection with meetings. Effective for terms beginning with the Annual Meeting in 1998, each Director who is not also a Company employee or a designee of EML, will be entitled, under the Non-Employee Directors' Restricted Stock Plan adopted in February 1998, to choose to be paid the annual retainer for his elected term either in annual cash payments or by means of a grant of restricted Common Shares of the Company, vesting in equal amounts of shares at the end of each year of his elected term. Each member of the Executive Committee receives an annual retainer of $2,000 and the Chairman of each standing Committee of the Board receives an annual retainer of $2,000.

  The Corporation's Board of Directors has standing Audit/Pension, Compensation and Nominating Committees. The members of each Committee and the functions performed thereby are outlined below:

  Messrs. Nielsen, McGrath, Kunst, Janssen and Rogers, are members of the AUDIT/PENSION COMMITTEE of which Mr. Rogers is Chairman. The Audit/Pension Committee has responsibility for recommending to the Board of Directors the firm of independent auditors to be retained by the Corporation; reviewing with the Corporation's auditors the scope of the audit; reviewing and recommending corporate accounting policies to the Board of Directors; reviewing reports of independent auditors as to the adequacy of the Corporation's accounting system, controls, and other matters; and reviewing areas of possible conflicts of interest and sensitive payments. The Committee also has the responsibility of general oversight of the administration of the assets of the Company's retirement and pension plans, and of the investment of the funds of such plans; and reviewing and making recommendations to the Board of Directors with respect to the performance of any third parties responsible for the administration and for the investment of funds.

  Messrs. Bernard, Engebrecht, Zywottek, and Dr. Schroder are members of the COMPENSATION COMMITTEE of which Dr. Schroder is Chairman. The Compensation Committee has the responsibility for recommending compensation of officers who are corporate vice presidents and higher; establishing bonus criteria; reviewing annually the operation of all compensation and benefit practices and salary administration procedures; granting of options, except for executive officers, whose grants are made by the Board of Directors; consulting with the Audit/Pension Committee regarding the pension cost effects of trends in compensation; recommending benefit levels in the Corporation's retirement program; and recommending Directors' fees.

  Messrs. Bernard, Nielsen, Honn, Zywottek and Harris (Ex-Officio) are members of the NOMINATING COMMITTEE of which Mr. Bernard is the Chairman. The Nominating Committee has the responsibility for receiving, reviewing, and maintaining files of individuals qualified to be recommended as nominees for election as Directors; reviewing annually the capability of each incumbent Director to continue to serve as Director; recommending to the Board of Directors a list of individuals for nomination for election to the Board of Directors; and recommending individuals for appointment to various committees of the board.

  Shareholder nominations to the Board of Directors must be made in accordance with the procedures set forth in the Bylaws of the Corporation which require, among other things, that nominations must be received not less than 120 days prior to the date which corresponds to the date on which the Corporation mailed its proxy statement for the previous year's Annual Meeting of Shareholders. So long as the Corporation has a "40% Shareholder" (as defined in the Articles of Incorporation), Article IX of the Articles of Incorporation allows Disinterested Directors or persons beneficially owning shares of Voting Stock having a Market Price of $250,000 or more to nominate one or more candidates for election as a Director and to have information relating to such nominees included in the Corporation's proxy statement, and provides that each shareholder of VWR has cumulative voting rights in such election. No such nomination was made for this year's Annual Meeting.

  The Audit/Pension Committee met two times, the Compensation Committee three times, the Nominating Committee one time, and the entire Board of Directors six times during 1997.

                            EXECUTIVE COMPENSATION

                       REPORT OF COMPENSATION COMMITTEE

  The Corporation's executive compensation program is administered by the Compensation Committee ("Committee"), which is composed of four independent, non-employee directors. Following review and approval by the Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors for ratification.

  Since its spinoff from Univar in 1986, the Corporation has maintained the philosophy that compensation of its executive officers (including its Chief Executive Officer) and management should be directly and materially linked to value creation for shareholders. The objective is to make the annual incentive bonus, which rewards executives for meeting financial targets based on the relationship of the Corporation's return on capital to its cost of capital, the largest component of an executive's compensation.

  The Corporation's executive compensation program consists of four components; base salary, annual incentive bonus, long-term equity-based incentive compensation, and the Corporation's contributions to various savings and stock ownership programs. The Committee has not yet deemed it necessary to consider its policy with respect to the possible tax effect on the Corporation, under the federal Revenue Reconciliation Act of 1993, of annual compensation exceeding $1 million paid to any individual.

BASE SALARY

  Base salary is designed to be competitive, although generally conservative as compared to equivalent positions at comparable companies, such as those that are included in the Wholesale Trade Distributors Index shown in the Performance Graph on page 12. Since 1986, the Corporation's philosophy is to place a relatively greater emphasis on the annual incentive components of compensation.

ANNUAL INCENTIVE COMPENSATION PLAN

  The Corporation's Executive Bonus Plan (the "Bonus Plan") provides annual cash and incentive stock awards, which are based upon the relationship of the Corporation's return on "invested capital" to its "cost of capital" (as both terms are defined in the Bonus Plan). Each year the Committee approves bonus targets by salary grade. The Corporation determines an individual's potential bonus award by multiplying that person's target bonus by a factor which is calculated using the percentage which the Corporation's return on invested capital bears to its cost of capital. No bonuses are earned if the Corporation's return on invested capital is less than 60% of its cost of capital. The potential awards may then be adjusted (from zero to 1.5 times the potential award) by an assessment of the executive's performance, which is determined by the Chief Executive Officer based on subjective factors and is subject to the Committee's approval. The Committee assesses the Chief Executive Officer's performance.

  For 1997, the Corporation's pretax cost of capital as calculated in accordance with the Bonus Plan was 13.27%.

  In accordance with the Bonus Plan, bonus awards are paid as follows: an award of up to 150% of a participant's target bonus is paid in cash; any portion of the award in excess of 150% but less than 200% of target is paid in unrestricted stock, and in excess of 200% of target is paid in restricted stock. The Bonus Plan does not take into consideration an executive officer's current stock ownership and options. For 1997, all bonuses were paid in cash in accordance with the Bonus Plan.

LONG-TERM INCENTIVE STOCK PLAN

  Additional stock incentives (incentive stock options, non-qualified stock options, and restricted stock grants) have been provided under the 1986 Long-Term Incentive Stock Plan (1986 LTIP) and the 1995 Stock Incentive Plan (1995
SIP). Restricted stock grants under the 1986 LTIP generally vest over four years. Stock options under the 1986 LTIP were awarded with an exercise price equal to the fair market value at the date of grant and have not been repriced. These options generally vest over a seven-year period.

  Stock options under the 1995 SIP are awarded at an exercise price not less than the fair market value at the date of grant. Options awarded executive officers to date vest at the earlier of nine years following issuance of the grant or 50% when the closing price per common share is at least 150% of the fair market value of the common shares on the date of grant for twenty consecutive days and the remaining 50% when the closing price per common share is at least 175% of the fair market value of the common shares on the date of grant for twenty consecutive days. Exercise cannot occur within twelve months of the grant date.

  Restricted stock grants and stock options are intended to align an executive's interests with those of shareholders. The Corporation will periodically grant additional stock awards under the 1995 SIP. Such awards are recommended by the Chief Executive Officer and are subject to Committee approval. The size of previous awards and the number of options held are considered by the Committee, but are not determinative.

OTHER PLANS

  The Corporation maintains a 401(k) savings plan and an Employee Stock Ownership Plan (ESOP). Under the 401(k) Plan, the Corporation contributes, in VWR Common Shares only, up to 50% of the first 3% of each employee's earnings as a matching contribution. Under the ESOP, the Corporation allocates VWR Common Shares evenly among all eligible participants, irrespective of salary or position in the Corporation. The ESOP shares vest equally over an employment period of five years, at which point the employee is vested 100% in the plan.

CHIEF EXECUTIVE OFFICER COMPENSATION

  The Committee's objective is to correlate Mr. Harris' remuneration with the performance of the Corporation. The Committee believes Mr. Harris' base salary is average as compared with the salaries of chief executive officers of comparable companies such as those included in the Wholesale Trade Distributors Index referred to above. Mr. Harris' base salary for 1997 did not change from its 1996 level. Mr. Harris also participates in the same Bonus Plan applicable to the other named executive officers.

                                          The Compensation Committee

                                          Dr. Harald J. Schroder, Chairman
                                          James W. Bernard
                                          Richard E. Engebrecht
                                          Walter W. Zywottek

                          SUMMARY COMPENSATION TABLE

  The Summary compensation Table includes individual compensation information on the Chief Executive Officer and the four other most highly paid executive officers, for services rendered in all capacities for the three fiscal years ended December 31, 1997.

                                   ANNUAL
                                COMPENSATION    LONG-TERM COMPENSATION
                             ------------------ -----------------------
                                                 RESTRICTED    SHARES    ALL OTHER
       NAME AND                                    STOCK     UNDERLYING COMPENSATION
  PRINCIPAL POSITION    YEAR SALARY($) BONUS($) AWARDS($)(1)  OPTIONS      ($)(2)
  ------------------    ---- --------- -------- ------------ ---------- ------------
Jerrold B. Harris...... 1997 $340,020  $350,677        --         --      $18,286
 President and Chief    1996  331,020   140,162        --         --       18,177
 Executive Officer      1995  286,020   250,000   $510,792     80,000      16,245
Paul J. Nowak.......... 1997  165,000    97,284        --         --       14,972
 Executive Vice         1996  150,000    55,094        --         --       15,587
 President              1995  135,000    66,466        --      50,000      16,263
David M. Bronson*...... 1997  155,010    91,297        --         --       14,512
 Senior Vice President  1996  150,000    45,984        --         --       15,347
 Finance, Chief         1995   29,803     5,000        --      50,000      13,972
 Financial Officer and
 Corporate Secretary
David S. Barth*........ 1997  160,020    93,542        --         --       15,913
 Senior Vice President  1996  150,000    51,190        --         --       15,396
                        1995   27,257     5,000        --      50,000       4,312
Hal G. Nichter......... 1997  157,093    93,542        --         --       13,663
 Senior Vice President  1996  150,000    52,925        --         --       13,852
                        1995  121,945    35,600        --      40,000      13,048

--------
* Messrs. Bronson and Barth were employed by VWR in November and September 1995, respectively.
(1) Mr. Harris was awarded 42,566 shares of restricted stock with a value of $510,792 on September 15, 1995.
(2) Includes Company matching contributions to the Investor Tax Savings Plan and Company automobile allowance. The following named executive officers received Company automobile benefits: Mr. Harris, $13,508 in 1997, $13,527 in 1996, and $13,313 in 1995; Mr. Nowak, $13,508 in 1997, $13,527 in 1996,
    and $13,313 in 1995; Mr. Bronson, $13,508 in 1997, $13,491 in 1996, and
    $2,142 in 1995; Mr. Barth, $14,153 in 1997, $14,236 in 1996, and $3,051 in
    1995; Mr. Nichter, $13,508 in 1997, $13,527 in 1996, and $12,968 in 1995.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

  The following summary table details stock option exercises for the named executive officers during 1997, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1997, and the values for "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of common shares.

                                                                                 VALUE OF UNEXERCISED
                                                       NUMBER OF UNEXERCISED     IN-THE-MONEY OPTIONS
                                                       OPTIONS AT FY-END (#)         AT FY-END($)
                                                     ------------------------- -------------------------
                         SHARES ACQUIRED    VALUE
          NAME           ON EXERCISE (#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           --------------- ----------- ----------- ------------- ----------- -------------
Harris..................       --            --        154,170         --      $2,808,890         --
Nowak...................       --            --         64,522       6,000      1,075,706    $ 73,500
Bronson.................       --            --         50,000         --         812,500         --
Barth...................       --            --         50,000         --         812,500         --
Nichter.................       --            --         46,000       9,000        723,500     110,250

DEFINED BENEFIT RETIREMENT PLAN

  The table below shows the estimated annual benefits payable on retirement under VWR's Retirement Plan ("Plan") to persons in specified compensation and years-of-service classifications. The table applies to benefits payable on or after January 1, 1998. The retirement benefits shown are based upon retirement at normal retirement age.

   HIGHEST AVERAGE ANNUAL
   COMPENSATION DURING ANY                 YEARS OF SERVICE
      CONSECUTIVE FIVE       --------------------------------------------
     YEARS OF EMPLOYMENT        15       20       25       30       35
   -----------------------   -------- -------- -------- -------- --------
      $100,000               $ 23,685 $ 31,580 $ 39,475 $ 47,370 $ 52,107
       150,000                 36,810   49,080   61,350   73,620   80,982
       200,000                 49,935   66,580   83,225   99,870  109,857
       250,000                 63,060   84,080  105,100  126,120  138,732
       300,000                 76,185  101,580  126,975  152,370  167,607
       350,000                 89,310  119,080  148,850  178,620  196,482
       400,000                102,435  136,580  170,725  204,870  225,357
       450,000                115,560  154,080  192,600  231,120  254,232
       500,000                128,685  171,580  214,475  257,370  283,107
       550,000                141,810  189,080  236,350  283,620  311,982
       600,000                154,935  206,580  258,225  309,870  340,857

  With certain exceptions, Section 415 of the Internal Revenue Code currently limits pensions which may be paid under plans qualified under the Internal Revenue Code to an annual benefit of $130,000. Additionally, Section 401 of the Internal Revenue Code limits compensation which must be taken into account in providing benefits under qualified plans to an annual limit of $160,000. The Board of Directors, upon the recommendation of the Compensation Committee, has authorized the establishment of supplemental benefits for executive officers to whom the limits of Sections 415 and 401 apply, or will apply in the future so that these executive officers will obtain retirement benefits comparable to other retirement plan participants not impacted by the Sections 415 and 401 limits.

  Under the terms of the agreement by which Momentum was spun off by the Corporation (in 1990), the Corporation has agreed to pay two-thirds of all supplemental benefits payable to Richard E. Engebrecht and PrimeSource (successor to Momentum by merger) will pay the remaining one-third.

The Corporation has guaranteed payment of the one-third payable by PrimeSource and PrimeSource has guaranteed payment of the two-thirds payable by the Corporation.

  Compensation of executive officers for purposes of the Plan includes salaries and bonuses as reported in the "Summary Compensation" table on page 9, above. The following are the approximate years of credited service (rounded to the nearest year) of the persons named in that table under the Plan. J. Harris, 34; P. Nowak, 19; D. Bronson, 2; D. Barth, 2; H. Nichter, 5.

  Compensation of all non-executive officer employees for purposes of the Plan includes salaries, commissions, and bonuses. All regular, full-time employees not members of a collective bargaining unit (except for bargaining units participating in all Corporation benefits), are eligible to participate in the Plan.

AGREEMENTS WITH CERTAIN OFFICERS

  On September 15, 1995, as a condition to the Common Share and Debenture Purchase Agreement between VWR and EML, the Corporation entered into a five-year employment agreement with Mr. Harris. This agreement replaced a previous agreement which included change of control provisions. During the employment period, Mr. Harris' base salary and bonus will be determined by the Compensation Committee at its own discretion. In addition, the Corporation has issued and granted to Mr. Harris 42,566 of the Corporation's common shares as a restricted stock award. The restricted stock award vests based upon the following schedule: 15% vests on the succeeding anniversary date of the agreement through and including the fourth anniversary date of the employment agreement and the remaining 40% will vest on the fifth anniversary date of the employment agreement. If the Company were to terminate Mr. Harris without cause (as defined), Mr. Harris would be paid beginning on the date of termination and ending on the fifth anniversary of the date of the agreement, at an annual rate equal to the greater of (i) the sum of Mr. Harris' most-recent annual salary plus most-recent annual bonus or (ii) the average salary and bonus earned by Mr. Harris during the term of the employment agreement. In addition, effective upon any such termination, Mr. Harris would become fully vested in the restricted stock award.

  The estimated amount payable over the remaining term of the employment agreement in the event the Company were to terminate Mr. Harris' employment without cause would be approximately $1,871,000.

  The Corporation is party to a change of control agreement (the "Agreement") with one of its current executive officers, Paul J. Nowak. The Agreement provides that Mr. Nowak would continue to receive compensation if his employment is terminated (voluntarily or involuntarily) for any reason other than gross misconduct, death, disability, or reaching age 65, provided such termination occurs within 24 months after certain defined events which might lead to a change in control of the Corporation. The term of the compensation period decreases to a minimum of 12 months during the 24 months following the change of control. The compensation would be paid at a rate equal to Mr. Nowak's then-current salary and target bonus. The compensation is subject to a minimum annual rate of not less than Mr. Nowak's average compensation for the preceding three calendar years, and is subject to reduction if the aggregate present value of all payments would exceed three times Mr. Nowak's "annualized includable compensation," as defined in Section 280G of the Internal Revenue Code, for the Executive's most recent five taxable years. Mr. Nowak would also continue to have "employee" status for the compensation period and would be entitled to retain most employee benefits and rights during this period.

  The estimated aggregate amounts presently payable in the event the Corporation's obligations under the Agreement were triggered (assuming Mr. Nowak receives payments for the maximum 24-month period) would be $620,000. The foregoing does not include the value of any employee benefits which might be payable to Mr. Nowak during the compensation period.

  Although the Corporation believes that the compensation or other benefits payable or vesting upon Mr. Nowak's termination should not constitute "golden parachute payments" under the Internal Revenue Code, the Agreement does provide for indemnification against excise taxes payable by Mr. Nowak in the event of such a determination. The Corporation may cease payments in the event Mr. Nowak breaches certain noncompetition or confidentiality covenants. The Corporation also has the right to terminate the Agreement upon a one-year notice, except as to rights accruing as a result of an event which has triggered the change of control provisions of the Agreement. The Board of Directors believes that the terms and conditions of the Agreement are in the best interest of the Corporation.

                               PERFORMANCE GRAPH

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                  AMONG VWR SCIENTIFIC PRODUCTS CORPORATION,
             MEDIA GENERAL COMPOSITE INDEX AND A PEER GROUP INDEX

                   FISCAL YEARS ENDING DEC. 31, 1992 - 1997
                     ASSUMES $100 INVESTED ON JAN. 1, 1993
                          ASSUMES DIVIDEND REINVESTED




                                     LOGO
                       [Performance Graph Appears Here]
                        1992       1993     1994     1995     1996     1997
VWR SCIENTIFIC PROD.    $100     $ 92.63  $ 67.61  $107.70  $134.87  $227.47
MEDIA GENERAL INDEX*     100      114.79   113.84   147.60   178.25   231.46
PEER GROUP INDEX**       100      120.07   125.16   148.85   165.65   187.33

--------
 * The Media General Composite Index is a broad market index of 7,000 NASDAQ, NYSE and AMEX issues.
** This index consists of Wholesale Trade Distributors: Durable Goods
   (Standard Industry Code 50) and Nondurable Goods. (Standard Industry Code
   51), and has been prepared by and is available from Media General, P.O. Box 85333, Richmond, VA, 23293.

               PROPOSED AMENDMENT TO INCREASE AUTHORIZED SHARES

  The Board of Directors has unanimously proposed an amendment (the "Amendment") to the Articles of Incorporation of the Company that would increase the number of authorized Common Shares, par value $1.00 per share, from 30,000,000 to 120,000,000 shares, and the number of authorized Preferred Shares, par value $1.00 per share, from 1,000,000 to 25,000,000. At the meeting, shareholders will be asked to approve the Amendment. Under the proposed Amendment, the first sentence of the first paragraph of Article IV of the Company's Amended and Restated Articles of Incorporation would be amended to read in full as follows:

  "FOURTH: The total number of shares of all classes which this Corporation shall have authority to issue is 145,000,000 shares, divided into two classes consisting of 120,000,000 common shares, par value $1.00 per share (hereinafter designated "Common Shares") and 25,000,000 preferred shares, par value $1.00 per share (hereinafter designated "Preferred Shares").

  As of March 16, 1998, of the 30,000,000 Common Shares now authorized to be issued under the Articles of Incorporation, 28,673,275 were issued (of which 28,668,297 were outstanding) and 1,235,742 shares were reserved for issuance under the Company's stock option and restricted stock plans. No Preferred Shares were outstanding.

PURPOSES AND EFFECTS OF AMENDMENT

  The Board believes that the proposed increase in authorized shares is desirable because it will provide the Company with more flexibility to issue shares as the need may arise without the expense and delay of a special shareholders' meeting, unless shareholder action is required by applicable law or under the rules of the NASDAQ Stock Market or any exchange on which the Company's shares may then be listed. Such shares could be issued by the Board of Directors for proper corporate purposes, including in connection with possible future stock dividends or stock splits, equity financings, strategic investments or acquisitions, and grants of additional options or other equity incentives to the Company's employees. Except for issuances under existing option and restricted stock plans, and issuances under the Standstill Agreement if required to maintain the beneficial ownership of Merck KGaA, the Board of Directors has no present plans or commitments with respect to the issuance of the proposed additional authorized Common or Preferred Shares.

  Each additional Common Share authorized by the proposed Amendment will have the same rights and privileges as each Common Share currently authorized. Shareholders will have no statutory preemptive rights to receive or purchase any of the Common or Preferred Shares authorized by the proposed Amendment and the increase in authorized shares will not have any immediate effect on the rights of existing shareholders. The 25,000,000 Preferred Shares which the Company will be authorized to issue may be issued by the Board of Directors, without further action or authorization by the Company's shareholders (unless specifically required by applicable law or rules), in more than one series, and generally may have such designations, preferences and relative rights, qualifications and limitations as the Board of Directors may fix by resolution at the time of issuance. To the extent that the additional authorized shares are issued in the future, they could decrease existing shareholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to existing shareholders.

OTHER CONSIDERATIONS

  The increase in the authorized Common and Preferred Shares could increase the Company's ability to resist a takeover attempt. Authorized but unissued shares could (within the limits imposed by applicable law) be issued in one or more transactions that would make a takeover of the Company more difficult and therefore less likely. Any issuance of additional shares could have the effect of diluting the earnings per share and book value per share of outstanding Common Shares, and such additional shares could be used to dilute the ownership or voting rights of persons seeking to obtain control of the Company.

  Certain provisions of the Company's Articles of Incorporation and Bylaws and of the Pennsylvania Business Corporation Law may already have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of the Company. For example the Company's Articles of Incorporation contain provisions which: (i) classify the Board of Directors into three classes, with one class being elected each year;
(ii) permit the Board of Directors to issue "blank check" preferred shares without shareholder approval; and (iii) require supermajority shareholder approvals for certain transactions specified in the Articles of Incorporation. Under the Pennsylvania Business Corporation Law, because the Company's Articles of Incorporation provide for a classified Board of Directors, shareholders may only remove directors for cause.

  In May 1988, the Company adopted a Shareholders Rights Agreement (the "Rights Agreement"). The Rights Agreement, which expires in May 1998, is intended to encourage potential acquirors to negotiate with the Company's Board of Directors and to discourage coercive, discriminatory and unfair proposals. The Rights Agreement has certain anti-takeover effects, including the ability to cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors of the Company. As a result, the Rights Agreement could add substantially to the cost of acquiring the Company, and consequently could delay or prevent a change in control of the Company.

  In connection with the investments by Merck KGaA in the Company, the Board of Directors: (i) approved an amendment to the Rights Agreement which has the effect of excluding the application of the Rights Agreement as to Merck KGaA and its affiliates (so long as they are not in default under the Standstill Agreement); and (ii) approved EM Laboratories, Incorporated ("EML") as a "20% Shareholder" (as that term is defined in the Corporation's Articles of Incorporation) prior to its becoming such, thereby rendering inapplicable the supermajority voting provision under Article VIII of the Corporation's Articles of Incorporation. Absent a similar approval, under Article VIII of the Corporation's Articles of Incorporation, any merger or sale of assets between the Corporation and the beneficial owner of 20% or more of the Corporation's voting securities would require the affirmative vote of (a) the holders of 80% of the voting securities, including (b) the holders of more than 50% of the outstanding voting securities not held by the 20% holder; however, by reason of the prior action of the Board of Directors of the Corporation, these provisions are no longer applicable to Merck KGaA and its affiliates.

  As a practical matter, the Company believes that the principal deterrent to any party's seeking to gain control of the Company is the fact that Merck KGaA is already the beneficial owner of 49.89% of the Company's outstanding Common Shares and is itself subject to restrictions on its ownership of Company Common Shares contained in its Standstill Agreement dated February 27, 1995.

SHAREHOLDER APPROVAL

  The affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon at the meeting is required for approval of the proposed Amendment. Thus, an abstention or specified Non-Vote will have no effect on the vote for adoption of the proposal. If the proposed Amendment is approved by shareholders, it will become effective upon filing and recording of a Certificate of Amendment as required by the Pennsylvania Business Corporation Law.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION.

                       SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors requests that the shareholders ratify its selection of Ernst & Young LLP as independent auditors for the Corporation for the year ending December 31, 1998. If the shareholders do not ratify the selection of Ernst & Young LLP, another firm of independent auditors will be selected as independent auditors by the Board of Directors. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ITS SELECTION OF ERNST & YOUNG LLP.

                         PROPOSALS OF SECURITY HOLDERS

  Under Securities and Exchange Commission rules and the Corporation's Bylaws, certain shareholder proposals may be included in the Corporation's proxy statement. Any shareholder desiring to have such a proposal included in the Corporation's proxy statement for the Annual Meeting to be held in 1998 must cause a proposal in full compliance with Rule 14a-8 under the Securities Exchange Act of 1934 to be received by the Corporation not later than December 5, 1998. The timing and procedure with respect to the submission by shareholders of nominees for Directors are discussed in this Proxy Statement under the caption "FEES TO DIRECTORS AND COMMITTEES OF THE BOARD."

                                OTHER BUSINESS

  The Board of Directors has no knowledge of any other business to be acted upon at this meeting. However, if any other business is presented at the meeting, proxies will be voted in accordance with the judgment of the person or persons voting such proxies.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                           LOGO
                                                   /s/ David M. Bronson

                                                     DAVID M. BRONSON
                                               Senior Vice President Finance
                                                  Chief Financial Officer
                                                  and Corporate Secretary

PROXY

                  [VWR SCIENTIFIC PRODUCTS LOGO APPEARS HERE]
                              1310 GOSHEN PARKWAY
                            WEST CHESTER, PA 19380

     The undersigned hereby appoints Jerrold B. Harris and David M. Bronson, or either of them, each with full power of substitution and revocation, as Proxies to vote, as designated below, all Common Shares of VWR Scientific Products Corporation which the undersigned would be entitled to vote if personally present at the Annual meeting of the Corporation to be held at the Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, Pennsylvania, on May 1, 1998 and at any adjournments thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholders. If no direction is made, this Proxy will be voted FOR the nominees listed in Item 1 on the reverse side hereof (in equal amounts or cumulatively as the proxies may determine) or, if any such nominee(s) should be unable to serve, for such person(s) as may be recommended by the Board of Directors; FOR the proposal set forth in Item 2; FOR the proposal set forth in Item 3, and, in the Proxies' discretion, upon such other business as may properly come before the Annual Meeting and any adjournments thereof. The undersigned hereby revokes any proxy or proxies heretofore given to vote at said Annual Meeting and any adjournments thereof.

                                    (Continued and to be signed on reverse side)


                             FOLD AND DETACH HERE

                     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

1. ELECTION OF DIRECTORS:

                            WITHHOLD        *INSTRUCTIONS: To withhold authority
    FOR all nominees        AUTHORITY        to vote for any individual nominee,
   listed to the left    to vote for all     or to cumulate your votes for any
   (except as marked     nominees listed     such nominee(s), so indicate in the
    to the contrary)      to the left        space provided below.
          [ ]                  [ ]
                                                Jerrold B. Harris;
   THE BOARD OF DIRECTORS RECOMMENDS A VOTE     Donald P. Nielsen;
   "FOR ALL NOMINEES" IN ITEM 1.                Dr. Harald J. Schroder;
                                                Walter W. Zywottek


                                              ----------------------------------

2. PROPOSAL: Amendment to the Company's             FOR    AGAINST     ABSTAIN
   Articles of Incorporation to increase the        [ ]      [ ]         [ ]
   total number of Common Shares which the
   Corporation shall have authority to issue to 120,000,000, par value $1.00 per share, and increase the number of Preferred Shares the Corporation shall have authority to issue to 25,000,000, par value $1.00.

3. PROPOSAL: Ratification of the selection of       FOR    AGAINST     ABSTAIN
   Ernst & Young LLP as independent auditors        [ ]      [ ]         [ ]
   for the year ending December 31, 1998.

4. To vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof.



                                    PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                                    CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


SIGNATURE(S)                                            DATE              , 1998
            ------------------------------------------      --------------

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.